Exhibit 99
Television,Inc.
NEWS RELEASE
Gray Reports Operating Results
For the Three-Month and Six-Month Periods Ended June 30, 2010
     Atlanta, Georgia — August 12, 2010. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) today announced results from operations for the three-month period (the “second quarter”) and six-month period ended June 30, 2010 as compared to the three-month and six-month periods ended June 30, 2009.
Highlights:
For the three-month and six-month periods ended June 30, 2010, our total net revenue, broadcast expenses and corporate and administrative expenses were as follows:

	Three Months Ended June 30,
	2010	2009	% Change
	(in thousands except for percentages)
Revenues (less agency commissions)	$75,636	$65,057	16%

Operating expenses (before depreciation, amortization and gain on disposal of assets):
Broadcast	$46,092	$45,167	2%

Corporate and administrative expense	$3,837	$3,592	7%

	Six Months Ended June 30,
	2010	2009	%Change
	(in thousands except for percentages)
Revenues (less agency commissions)	$146,118	$126,411	16%

Operating expenses (before depreciation, amortization and gain on disposal of assets):
Broadcast	$93,659	$90,821	3%

Corporate and administrative expense	$6,759	$7,638	(12)%
     Our operating results from the second quarter of 2010 exceeded our initial forecasts. We experienced improvements in all major revenue classifications, including local, national, and political advertising revenue, in the second quarter of 2010 compared to the second quarter of 2009. We experienced positive period over period results in the first quarter of 2010 and that trend continued in the second quarter of 2010. We believe we are well positioned to benefit from further expected increases in political advertising in 2010. While our revenues have increased, we also continue to focus on controlling our operating costs.
     During 2010, we have taken a number of actions designed to further strengthen our balance sheet. On March 31, 2010, we amended our senior credit facility. This amendment modified our leverage ratio covenant and certain other terms of our senior credit facility and allowed for additional financial and covenant flexibility. In order to obtain this amendment, we incurred loan issuance costs of approximately $4.5 million, including
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legal and professional fees. These fees were funded from our existing cash balances. As a result of this amendment, we recorded a loss from early extinguishment of debt of $0.3 million.
     On April 29, 2010, we issued $365.0 million of senior secured second lien notes due 2015 (the “Notes”) in a transaction exempt from the registration requirements of the Securities Act of 1933. We used the net proceeds from the issuance of the Notes to, among other things, repay $300.0 million in principal outstanding under our senior credit facility. Upon completion of these transactions, we have been able to reduce the total cost of borrowings under our senior credit facility from an effective interest rate of the London Interbank Offered Rate (“LIBOR”) plus 8.50% to an effective rate of LIBOR plus 4.25%, achieve additional financial and covenant flexibility, and eliminate certain fees thereunder. We were in compliance with all financial covenants as of June 30, 2010.
Comments on Results of Operations for the Three-Month Period Ended June 30, 2010:
Revenue.
     Total revenue increased $10.6 million, or 16%, to $75.6 million for the three-month period ended June 30, 2010 compared to the three-month period ended June 30, 2009 reflecting increases in local, national, internet and political advertising revenue, retransmission consent revenue, production and other revenue and consulting revenue. Local, national and internet advertising revenue increased due to increased spending by advertisers in an improving economic environment. Political advertising revenues increased due to increased advertising from political candidates and special interest groups. Retransmission revenue increased due to the improved terms of our retransmission contracts compared to those in effect during the three-month period ended June 30, 2009. We continued to earn consulting revenue from our agreement with Young Broadcasting, Inc.
     The principal components of our revenue were as follows:
     Local advertising revenue increased $2.6 million, or 6%, to $45.9 million.
     National advertising revenue increased $1.4 million, or 11%, to $13.8 million.
     Internet advertising revenue increased $0.4 million, or 15%, to $3.1 million.
     Political advertising revenue increased $4.6 million, or 493%, to $5.6 million.
     Retransmission consent revenue increased $0.7 million, or 18%, to $4.7 million.
     Production and other revenue increased $0.2 million, or 14%, to $1.9 million.
Consulting revenue from our agreement with Young Broadcasting, Inc. remained at $0.6 million in the second quarter of 2010.
     Advertising revenue categories by customer type, excluding political advertising, demonstrating significant improvement during the three-month period ended June 30, 2010 compared to the three-month period ended June 30, 2009 were: automotive, increasing 48%; medical services, increasing 14%; financial and insurance services, increasing 13%; and home improvement, increasing 12%. Revenue categories reflecting period over period declines were: communications, decreasing 19%; paid programming, decreasing 19%; and restaurants, decreasing 11%.
Operating expenses.
     Broadcast expenses (before depreciation, amortization and gain on disposal of assets) increased $0.9 million, or 2%, to $46.1 million. The increase was due primarily to an increase in compensation expense of $1.2 million and national sales representation expense of $0.3 million, partially offset by a decrease in bad debt expense of $0.4 million and internet related expenses of $0.3 million. Compensation expense increased primarily due to increases in sales incentive compensation of $0.6 million due to the increase in advertising revenue discussed above and an increase in pension expense of $0.4 million. As of June 30, 2010 and 2009, we employed 2,176 and 2,216 employees, respectively, in our broadcast operations. Since December 31, 2007, we have decreased the total number of employees in our broadcast operations by 249 persons, a

Gray Television, Inc. Earnings Release for the three-month and six-month periods ended June 30, 2010	Page 2 of 12

decrease of 10.3%. National sales representation expense is equal to a certain percentage of our national sales revenue (including certain political advertising revenue) and increases as this revenue increases. Bad debt expense decreased primarily due to an improvement in the quality of our accounts receivable balances. We attribute this to an improving economy and an increased focus on collections. Internet related expenses decreased primarily due to the use of a new text alert service provider at a lower cost.
     Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) increased $0.2 million, or 7%, to $3.8 million. The increase was due primarily to an increase in compensation expense of $0.7 million, partially offset by a decrease in consulting expense of $0.2 million and a decrease in legal expense of $0.2 million. The increase in compensation expense was due primarily to the payment of bonuses to certain officers totaling $1.05 million, partially offset by a decrease in non-cash stock-based compensation expense of $0.3 million. No similar bonuses were paid in the comparable period of the prior year. We recorded non-cash stock-based compensation expense during the three-month periods ended June 30, 2010 and 2009 of $62,000 and $345,000, respectively. Non-cash stock based compensation has decreased due to the majority of our outstanding stock options becoming fully vested. Consulting expense decreased due to the expiration, on December 31, 2009, of a consulting agreement with our former Chairman, and reduced income tax consulting. Legal expense decreased due to a decrease in the number of retransmission consent revenue contracts being negotiated in the current period compared to the comparable period of the prior year.
Comments on Results of Operations for the Six-Month Period Ended June 30, 2010:
Revenue.
     Total revenue increased $19.7 million, or 16%, to $146.1 million for the six-months ended June 30, 2010 compared to the six-months ended June 30, 2009, reflecting increases in local, national, internet and political advertising revenue and retransmission consent revenue, production and other revenue and consulting revenue. Local, national and internet advertising revenue increased due to increased spending by advertisers in an improving economic environment. Political advertising revenues increased due to increased advertising from political candidates and special interest groups. Net advertising revenue associated with the broadcast of the 2010 Super Bowl on our seventeen CBS-affiliated stations approximated $860,000 which was an increase from our approximate $750,000 of Super Bowl revenues earned in 2009 on our ten NBC-affiliated stations. In addition, results in the six-month period ended June 30, 2010 benefited from approximately $2.8 million of net revenues earned from the broadcast of the 2010 Winter Olympic Games on our NBC-affiliated stations. There was no corresponding broadcast of Olympic Games during the six-month period ended June 30, 2009. Retransmission revenue increased due to the improved terms of our retransmission contracts compared to those in effect during the six-month period ended June 30, 2009. We continued to earn consulting revenue from our agreement with Young Broadcasting, Inc.
     The principal components of our revenue were as follows:
     Local advertising revenue increased $6.8 million, or 8%, to $89.4 million.
     National advertising revenue increased $2.5 million, or 10%, to $27.7 million.
     Internet advertising revenue increased $0.9 million, or 17%, to $6.2 million.
     Political advertising revenue increased $6.4 million, or 329%, to $8.4 million.
     Retransmission consent revenue increased $1.7 million, or 23%, to $9.3 million.
     Production and other revenue increased $0.3 million, or 9%, to $3.8 million.
Consulting revenue from our agreement with Young Broadcasting, Inc. was $1.1 million in the six-month period ended June 30, 2010.
     Advertising revenue categories by customer type, excluding political advertising, demonstrating significant improvement during the six-month period ended June 30, 2010 compared to the six-month period

Gray Television, Inc. Earnings Release for the three-month and six-month periods ended June 30, 2010	Page 3 of 12

ended June 30, 2009 were: automotive, increasing 45%; financial and insurance services, increasing 18%; medical services, increasing 15%; and home improvement, increasing 9%. Revenue categories reflecting period over period declines were: paid programming, decreasing 20%; communications, decreasing 18%; and restaurants, decreasing 7%.
Operating expenses.
     Broadcast expenses (before depreciation, amortization and gain on disposal of assets) increased $2.8 million, or 3%, to $93.7 million. This increase was primarily due to increases in compensation expense of $2.5 million and national sales representation expense of $0.5 million, partially offset by decreases in electricity expense of $0.4 million and bad debt expense of $0.3 million. Compensation expense increased primarily due to increases in sales incentive compensation and pension expense partially offset by a decrease in healthcare expense. Sales incentive compensation increased $1.2 million due to the increase in advertising revenue discussed above. Pension expense increased $0.7 million. Healthcare expense decreased $0.4 million due to lower healthcare claims. National sales representation expense is equal to a certain percentage of our national sales revenue (including certain political advertising revenue) and increases as this revenue increases. Bad debt expense decreased primarily due to an improvement in the quality of our accounts receivable balances. We attribute this to an improving economy and an increased focus on collections. Electricity expenses decreased due to the discontinuance of our analog broadcasts.
     Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) decreased $0.9 million, or 12%, to $6.8 million. The decrease was due primarily to a decrease in consulting expense of $0.3 million and a decrease in legal expense of $0.5 million, partially offset by an increase in compensation expense of $0.2 million. Consulting expense decreased due to the expiration, on December 31, 2009, of a consulting agreement with our former Chairman and reduced income tax consulting. Legal expense decreased due to a decrease in the number of retransmission consent revenue contracts being negotiated in the current period compared to the comparable period of the prior year. The increase in compensation expense was due to the payment of bonuses to certain executive officers totaling $1.05 million, partially offset by a decrease in non-cash stock-based compensation expense of $0.5 million and a decrease in severance expense of $0.1 million during the 2010 period. No similar bonuses were paid in the comparable period of the prior year. We recorded non-cash stock-based compensation expense during the six-month periods ended June 30, 2010 and 2009 of $217,000 and $698,000, respectively. Non-cash stock based compensation has decreased due to the majority of our outstanding stock options becoming fully vested.

Gray Television, Inc. Earnings Release for the three-month and six-month periods ended June 30, 2010	Page 4 of 12

Internet Initiatives:
     We have continued to expand our internet initiatives in each of our markets. Our focus has been to expand local content to attract additional traffic to our websites. Our website page view data for the three-month and six-month periods ended June 30, 2010 compared to the three-month and six-month periods ended June 30, 2009 is as follows:
Gray Websites — Aggregate Page Views

	Three Months Ended June 30,
	2010	2009	%Change
	(in millions, except percentages)
Advertising impressions generated	642.3	502.0	28%
Total page views (including mobile page views)	194.2	181.3	7%

	Six Months Ended June 30,
	2010	2009	%Change
	(in millions, except percentages)
Advertising impressions generated	1,291.0	1,103.0	17%
Total page views (including mobile page views)	424.6	366.8	16%
     We attribute the increase in our website traffic to increased posting of local content and public awareness of our websites resulting from our on-air promotion of our websites.
     Our aggregate internet revenues are derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other revenue source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet-related commercial time sales.”

Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2010	Page 5 of 12

Other Financial Data:

	June 30, 2010	December 31, 2009
	(in thousands)
Cash	$15,714	$16,000
Long-term debt, including current portion	$846,772	$791,809
Long-term accrued facility fee	$26,139	$18,307
Preferred stock (1)	$36,945	$93,386
Borrowing availability under our senior credit facility	$40,000	$31,681

	Six Months Ended June 30,
	2010	2009
	(in thousands)
Net cash provided by operating activities	$13,961	$377
Net cash used in investing activities	(6,298)	(9,598)
Net cash used in financing activities	(7,949)	(11,642)

Net (decrease) increase in cash	$(286)	$(20,863)

(1)	As of June 30, 2010, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $2.4 million and $10.8 million, respectively. As of December 31, 2009, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $6.6 million and $18.9 million, respectively.

Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2010	Page 6 of 12

Detailed table of operating results:
Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Three Months Ended
	June 30,
			%
	2010	2009	Change
Revenues (less agency commissions)	$75,636	$65,057	16%
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	46,092	45,167	2%
Corporate and administrative	3,837	3,592	7%
Depreciation	7,931	8,253	(4)%
Amortization of intangible assets	120	145	(17)%
Gain on disposals of assets, net	(480)	(1,098)	(56)%

	57,500	56,059	3%

Operating income	18,136	8,998	102%
Other income (expense):
Miscellaneous income, net	19	1	1800%
Interest expense	(17,431)	(20,007)	(13)%

(Loss) income before income tax	724	(11,008)
Income tax expense (benefit)	190	(4,360)

Net income (loss)	534	(6,648)
Preferred dividends (includes accretion of issuance cost of $3,952 and $301, respectively)	6,453	4,051	59%

Net loss available to common stockholders	$(5,919)	$(10,699)

Basic and diluted per share information:
Net loss available to common stockholders	$(0.11)	$(0.22)

Weighted-average shares outstanding	54,453	48,506	12%

Political advertising revenue (less agency commissions)	$5,588	$942	493%

Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2010	Page 7 of 12

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Six Months Ended
	June 30,
			%
	2010	2009	Change
Revenues (less agency commissions)	$146,118	$126,411	16%
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	93,659	90,821	3%
Corporate and administrative	6,759	7,638	(12)%
Depreciation	15,906	16,514	(4)%
Amortization of intangible assets	242	294	(18)%
Gain on disposals of assets, net	(524)	(2,620)	(80)%

	116,042	112,647	3%

Operating income	30,076	13,764	119%
Other income (expense):
Miscellaneous income, net	58	13	346%
Interest expense	(37,042)	(30,120)	23%
Loss on early extinguishment of debt	(349)	(8,352)

Loss before income tax benefit	(7,257)	(24,695)
Income tax benefit	(3,048)	(9,127)

Net loss	(4,209)	(15,568)
Preferred dividends (includes accretion of issuance cost of $4,253 and $602, respectively)	11,004	8,101	36%

Net loss available to common stockholders	$(15,213)	$(23,669)

Basic and diluted per share information:
Net loss available to common stockholders	$(0.30)	$(0.49)

Weighted-average shares outstanding	51,525	48,498	6%

Political advertising revenue (less agency commissions)	$8,371	$1,951	329%

Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2010	Page 8 of 12

Guidance for the Third Quarter of 2010
We currently anticipate that our broadcast results of operations for the three-month period ending September 30, 2010 (the “third quarter of 2010”) will approximate the ranges presented in the table below.

	2010	% Change	2010	% Change
	Guidance	From	Guidance	From
	Low	Actual	High	Actual	Actual
Selected operating data:	Range	2009	Range	2009	2009
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$79,500	20%	$80,500	21%	$66,446

OPERATING EXPENSES (before depreciation, amortization and gain on disposal of assets):
Broadcast	$47,200	2%	$47,700	3%	$46,173
Corporate and administrative	$3,000	(9)%	$3,300	0%	$3,308

OTHER SELECTED DATA:
Political advertising revenues (less agency commissions)	$11,500	274%	$12,000	291%	$3,071
Comments on Guidance:
Revenue.
     Based on our current forecasts, we currently believe our third quarter of 2010 local revenue, excluding political revenue, will increase from the three-month period ended September 30, 2009 (the “third quarter of 2009”) by approximately 6%. We currently believe our third quarter of 2010 national revenue, excluding political revenue, will increase from the third quarter of 2009 by approximately 14%.
     We anticipate our third quarter of 2010 internet revenue will increase from the third quarter of 2009 by approximately 13%.
     We anticipate our third quarter of 2010 political advertising revenue will increase to approximately $11.8 million.
     We anticipate that our retransmission consent revenues during the third quarter of 2010 will increase approximately $0.2 million, to a total of approximately $4.5 million, reflecting the successful retransmission negotiations concluded in 2009 and 2010.
     We estimate our consulting revenue will remain stable at $0.6 million for the third quarter of 2010.
Broadcast Operating Expense (before depreciation, amortization and gain/loss on disposal of assets).
     The anticipated increase in broadcast operating expense for the third quarter 2010 compared to the third quarter of 2009 is due primarily to modest anticipated increases in base compensation expense and commissions associated with higher anticipated revenue.
Corporate and Administrative Expense (before depreciation, amortization and gain/loss on disposal of assets).
     Corporate expense for the third quarter of 2010 is anticipated to be consistent or slightly less than that of the third quarter of 2009.

Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2010	Page 9 of 12

Net Revenue By Category:
     The table below presents our net revenue by type for the three-month and six-month periods ended June 30, 2010 and 2009, respectively (dollars in thousands):

	Three Months Ended June 30,
	2010		2009
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$45,886	60.7%	$43,272	66.5%
National	13,791	18.2%	12,373	19.0%
Internet	3,124	4.1%	2,711	4.2%
Political	5,588	7.4%	942	1.4%
Retransmission consent	4,670	6.2%	3,959	6.1%
Production and other	1,854	2.5%	1,628	2.5%
Network compensation	173	0.2%	172	0.3%
Consulting revenue	550	0.7%	—	0.0%

Total	$75,636	100.0%	$65,057	100.0%

	Six Months Ended June 30,
	2010		2009
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$89,397	61.2%	$82,558	65.3%
National	27,742	19.0%	25,248	20.0%
Internet	6,196	4.2%	5,275	4.2%
Political	8,371	5.7%	1,951	1.5%
Retransmission consent	9,309	6.4%	7,599	6.0%
Production and other	3,786	2.6%	3,470	2.7%
Network compensation	217	0.1%	310	0.3%
Consulting revenue	1,100	0.8%	—	0.0%

Total	$146,118	100.0%	$126,411	100.0%

     The aggregate internet revenues presented above are derived from two sources: (i) direct internet revenue and (ii) internet related commercial time sales.
Conference Call Information
     We will host a conference call to discuss our second quarter operating results on August 12, 2010. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1 (800) 311-0799 and the confirmation code is 6382604. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 6382604 until September 11, 2010.

Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2010	Page 10 of 12

Reconciliations:
Reconciliation of net income (loss) to the non-GAAP terms (dollars in thousands):

	As Reported
	Three Months Ended
	June 30,
	2010	2009	%Change
Net income (loss)	$534	$(6,648)
Adjustments to reconcile to Broadcast Cash Flow Less
Cash Corporate Expenses:
Depreciation	7,931	8,253
Amortization of intangible assets	120	145
Amortization of non-cash stock based compensation	62	345
Gain on disposals of assets, net	(480)	(1,098)
Miscellaneous (income) expense, net	(19)	(1)
Interest expense	17,431	20,007
Income tax expense (benefit)	190	(4,360)
Amortization of program broadcast rights	3,852	3,761
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	8	7
Network compensation revenue recognized	(173)	(172)
Network compensation per network affiliation agreement	(60)	(30)
Payments for program broadcast rights	(3,853)	(3,801)

Broadcast Cash Flow Less Cash Corporate Expenses	25,543	16,408	56%
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	3,775	3,247

Broadcast Cash Flow	$29,318	$19,655	49%

	As Reported
	Six Months Ended
	June 30,
	2010	2009	%Change
Net loss	$(4,209)	$(15,568)
Adjustments to reconcile to Broadcast Cash Flow Less
Cash Corporate Expenses:
Depreciation	15,906	16,514
Amortization of intangible assets	242	294
Amortization of non-cash stock based compensation	217	698
Gain on disposals of assets, net	(524)	(2,620)
Miscellaneous (income) expense, net	(58)	(13)
Interest expense	37,042	30,120
Loss on early extinguishment of debt	349	8,352
Income tax benefit	(3,048)	(9,127)
Amortization of program broadcast rights	7,705	7,531
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	15	(34)
Network compensation revenue recognized	(217)	(310)
Network compensation per network affiliation agreement	(76)	—
Payments for program broadcast rights	(7,728)	(7,656)

Broadcast Cash Flow Less Cash Corporate Expenses	45,616	28,181	62%
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	6,542	6,940

Broadcast Cash Flow	$52,158	$35,121	49%

See the next page for the definition of Non-GAAP terms.

Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2010	Page 11 of 12

Non-GAAP Terms
     This press release includes the non-GAAP financial measures of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our senior credit facility. Broadcast Cash Flow is defined as operating income plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), impairment, non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements, less payments for program broadcast obligations and less network compensation revenue, net of income taxes. Corporate expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net loss and cash flows reported in accordance with GAAP.
Gray Television, Inc.
     Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. We currently operate 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, we currently operate 39 digital second channels including 1 ABC, 4 Fox, 7 CW, 18 MyNetworkTV, 2 Universal Sports Network affiliates and 7 local news/weather channels in certain of our existing markets.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
     This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the third quarter of 2010 or other periods, internet strategies, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release and its attachments is as of August 12, 2010. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Quarterly Report on Form 10-Q for the period ended March 31, 2010 and in subsequently filed reports, which are filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc.
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